Exhibit 5

                               HUNTON & WILLIAMS
                              951 East Byrd Street
                             Riverfront Tower, East
                               Richmond, VA 23219





                                November 19, 1998

Board of Directors
Storage USA, Inc.
165 Madison Avenue, Suite 1300
Memphis, Tennessee 38103

                       Registration Statement on Form S-3
                                Storage USA, Inc.

Ladies and Gentlemen:

         We are acting as counsel for Storage USA, Inc. (the "Company") in connection with its registration under the Securities Act of 1933 of 125,135 shares of its common stock (the "Shares") which are proposed to be offered and sold as described in Storage USA's Registration Statement on Form S-3 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission").

         In rendering this opinion, we have relied upon, among other things, our examination of such records of Storage USA and certificates of its officers and of public officials as we have deemed necessary.

         Based upon the foregoing, we are of the opinion that:

         1. Storage USA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

         2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                       Very truly yours,

                                       /s/ Hunton & Williams

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